Filing Pursuant to Rule 424(b)(2)
                                           Registration Statement No. 333-58616

                              PROSPECTUS SUPPLEMENT
                    (to Prospectus dated September 14, 2001)

                        11,666,666 Shares of Common Stock

                          WaveRider Communications Inc.

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         You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

         See "Risk Factors" beginning on page 1 of the prospectus to read about factors you should consider before buying shares of the common stock.

Plan of Distribution

         We are offering 11,666,666 shares of our common stock to six institutional investors pursuant to this prospectus supplement. The common stock will be purchased at a negotiated price of $.15 per share. We paid to Hyperion Partners Corp., a registered broker-dealer, a commission of 3.5%, or $61,250, in conjunction with this sale of our common stock.

Use of Proceeds

         The net proceeds to us from this offering will be $1,688,750. We plan to use the net proceeds for general corporate purposes, including but not limited to, working capital.

Market for Our Common Stock

         On March 25, 2002, the last reported sales price of our common shares on the Nasdaq National Market System was $0.20 per share. Our common stock is listed on the Nasdaq National Market System under the symbol "WAVC".

         As of March 25, 2001 and before the issuance of shares pursuant to this prospectus supplement, we had 96,585,767 shares of common stock outstanding.

General

         You should rely only on the information provided or incorporated by reference in this prospectus supplement and the prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of these documents.

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         The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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                 The date of this prospectus supplement is March
                                   26, 2002.